KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements Nos. 333-259226 and 333-248239 on Form S-3 and the registration statements Nos. 333-249739 and 333-246385 on Form S-8 of our reports dated February 23, 2023, with respect to the consolidated financial statements and financial statement schedules III and IV of NETSTREIT Corp. and the effectiveness of internal control over financial reporting.

Chicago, Illinois
February 23, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.